PROMISSORY NOTE

$ THREE HUNDRED AND FIFTY THOUSAND DOLLARS ($350,00.00)

      For value received, the undersigned promises to pay to the order of AlliedSignal Inc. Technologies Inc., the principal sum of Three Hundred and Fifty Thousand Dollars ($ 350,000.00), with interest as specified in Section 3.4, from the date hereof until paid, said principal and interest payable in lawful money of the United States in accordance with Section 3.4, in fourteen
(14) equal annual installments, payable as follows: Twenty-Five Thousand Dollars ($ 25,000.00) on the first day of March, 2000 or 2001 in accordance with the terms of the Agreement, and a like amount on the first day of each and every March month thereafter until the entire sum is paid.

      If payment of any installment is not made in the amount designated, and on the date and place designated the whole of said principal and interest shall forthwith become due and payable at the election of the holder of this note.

      The endorsers and guarantors hereon hereby severally waive presentment for payment, notice of nonpayment, protest, and notice of protest, and diligence in bringing suit against any party hereto.

Dated this 25th day of August, 1998.


                                             /s/ Robert D. Battis
                                             -----------------------------------
                                                  President

      _________________________Sworn to before me this 25 day of August, 1998 in the State of New Jersey, County of ______________________.


                                             /s/ Lorraine Wilson
                                             -----------------------------------

                                             Notary Public
                                             My Commission Expires Feb. 24, 2003